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                                                                    EXHIBIT 99.1


                             Contact: Alexander Castaldi
                                       203-332-9731
                                       Remington Products Company, L.L.C.

                                REMINGTON EXPECTS WEAK
                                    FOURTH QUARTER


    BRIDGEPORT, CT., December 24 -- Remington Products Company, L.L.C. today announced that the Company continues to experience weak operating performance during the fourth quarter and presently estimates that operating earnings for its fourth quarter of 1996 will approximate $8 million, before inventory adjustments which could further reduce operating earnings by up to $2 million. Factors adversely impacting U.S. domestic operations included lower shaver sales and, as previously disclosed in the Company's third quarter financial statements, (i) lower average pricing of shaver products; (ii) lower unit volumes in certain personal care lines; (iii) new product introduction delays of two key product lines and (iv) inventory reduction programs instituted by certain major retailing customers. In addition, sales by the Company's Service Stores for the fourth quarter were lower than anticipated.

    F. Peter Cuneo, the Company's President and Chief Executive Officer, commented "We are clearly disappointed in the Company's fourth quarter results and are implementing programs to return the Company to appropriate levels of profitability. These programs include the recent introduction of several new women's personal care and shaver product lines and the development of a new line of men shavers to be introduced in 1997."

    The Company also reported that it has amended its Credit Agreement to adjust 1996 and 1997 financial covenants in light of its current level of operating performance and suspended its $10 million Seasonal Overadvance line for 1997. The Company has also terminated its $30 million acquisition loan facility which was part of the Credit Agreement. Remington's management believes its current capital structure with the amended Credit Agreement provides it with sufficient flexibility and liquidity to meet the Company's working capital and debt service requirements for the foreseeable future.

    Remington Products is one of the world's leading manufacturers and marketers of men's and women's electrical personal care appliances. The Company's headquarters are located at 60 Main Street, Bridgeport, Connecticut.


________________________________________________________________________________
Statements made in this press release include forward-looking statements made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Among other things, expectations for the 1996 fourth quarter and the fiscal 1997 year are based on assumptions which management believes to be reasonable at this time including assumptions concerning the volume, product mix of sales, inventory adjustments and sales returns. In addition, there can be no assurances that the initiatives described above will be successful. Information on other significant potential risks and uncertainties not discussed herein may be found in the Company's filings with the Securities and Exchange Commission including its Form 10-Q for the quarter ended September 28, 1996 and the Prospectus dated October 3, 1996.